February 17, 2006

Via Facsimile

Mr. Thomas A. Szlosek
Vice President and Controller
Honeywell International Inc.
101 Columbia Road
Morristown, NJ 07962-2245

	RE: 	Honeywell International Inc.
		Form 10-K: For the Year Ended December 31, 2004
		Form 10-Q: For the Quarter Ended September 30, 2005
		File Number: 001-08974

Dear Mr. Szlosek:

	We have completed our review of your Form 10-K and related filings, and at this time do not have further comments.

							Sincerely,



							Michael Fay
							Accounting Branch Chief


cc: Mr. David M. Cote
    Mr. David J. Anderson
    Mr. Bob Kelly